Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Third Quarter Results

    CONCORD, NEW HAMPSHIRE, November 1, 2005 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced financial results for the third quarter and first nine months of 2005, and updated its progress for the Memorials Division, which includes its Retail and Manufacturing segments.

Operations Review and Outlook

    "While we continued to focus on the new branding and pricing programs introduced earlier this year and expanding our outreach effort to funeral homes and cemeteries, our primary objective for our Memorials Division in the third quarter was to take the actions necessary to ensure that each of our owned retail outlets can deliver our target of at least 15% EBIT margin. Through a combination of headcount reductions and related operational enhancements developed during the quarter, we believe we are well on our way toward that objective," said Chairman and Chief Executive Officer Kurt Swenson.

    "Rick Wrabel, President of our Memorials Division, Dan Ginsberg, Senior Vice President of Human Resources who recently joined the company from Linens & Things, Nancy Brock, our Chief Financial Officer and the entire retail team developed a staffing plan that focuses on the productivity of our sales force and allows us to operate more efficiently with a smaller managerial staff. We estimate that these steps, which were implemented beginning on September 30 and are now substantially complete, will reduce selling, general and administrative expenses at the retail store level by approximately $3.5 million annually, and reduce expenses at the retail overhead level by an additional $1.5 million annually. This alone should allow us to achieve our 15% store-level EBIT margin objective, even at the current revenue run rate. And we are optimistic that the sales and marketing, outreach and new product programs we are implementing will support a sustained increase in retail revenue in the future," Swenson said.

    Swenson noted that the company incurred charges of approximately $425,000 in the third quarter in its retail segment. For the first nine months of 2005, approximately $2.2 million of the SG&A expenses incurred are related to the new branding program, recruiting fees, relocation expenses and other similar items which are not expected in future periods.

    "To support revenue growth in our Memorials Division, we recently released to our retail network the first of a planned sequence of new products. The Memory Medallion, available exclusively from Rock of Ages, addresses the growing trend to personalize memorialization and tell the human story behind the names and dates engraved at the final resting place or any place of honor. The Memory Medallion, a small stainless steel disc embedded in a monument, memorial or grave marker, uses Micro‑Can technology and a 'touch wand' to connect with most hand‑held Personal Digital Assistants (PDAs) or laptop computers to download an image and life story of the person being memorialized. This revolutionary new product has won media plaudits throughout the country and the interest it has generated since the official launch in early October has exceeded our expectations.

    "New orders in the Memorials Division increased 2% in the third quarter, following a 25% increase in the second quarter. We are confident that our hard work this year soon will begin to generate the sustainable growth in revenue and earnings we have long believed is attainable in this business. Also, as we anticipated, quarrying revenue improved in the third quarter from the depressed second quarter pace, and we anticipate further improvement in the fourth quarter and next year.

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Rock of Ages Reports Third Quarter Results
November 1, 2005
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    "While we expect a loss for 2005 of about $8 million excluding the non-cash write off of our deferred tax asset recorded in the second quarter, we are increasingly optimistic about the outlook for Rock of Ages in 2006 and beyond," Swenson said. "Although the losses in retail are higher than we expected for 2005 and we expect any fourth quarter cost savings in retail to be offset by severance costs incurred and paid in the fourth quarter, we anticipate a profit in that segment in 2006 as a result of the SG&A reductions noted above. Our quarry management team expects that sales to China will improve in 2006 relative to the cyclically depressed level we have encountered there this year, a downturn which accounts for nearly the entire revenue and earnings decline in our quarry segment for 2005," Swenson said.

Third Quarter Results

    For the three months ended October 1, 2005, revenue in the Memorials Division was $15,421,000 compared with $15,405,000 a year ago. Quarrying revenue decreased to $6,768,000 from $8,050,000 for the third quarter of 2004, but increased compared to revenue of $5,870,000 for this year's second quarter. Total revenue for the third quarter of 2005 decreased to $22,189,000 from $23,455,000 for the third quarter of 2004, mostly because of the decline in the quarries.

    SG&A expenses in the Memorials Division increased versus the prior year partly as a result of the $425,000 of charges noted above, the costs of launching the memory medallion, and expenses incurred to centralize yellow page advertising in 2006. "Obviously, the retail and manufacturing SG&A amounts in the quarter do not reflect any of the savings resulting from the reductions that were implemented starting on September 30 and completed in October," Swenson emphasized.

    The net loss for this year's third quarter was $1,718,000, or $0.23 per share. This compares to net income of $1,331,000, or $0.18 per diluted share, for the third quarter of 2004.

    At October 1, 2005, cash and equivalents amounted to $4,103,000, and shareholders' equity was $43,183,000, or $5.84 per outstanding share.

    As a result of the third quarter results this year, the Company was in violation of the modified Cash Flow to Debt Service covenant on its credit facility. The Company has obtained a verbal waiver from its lenders for the third quarter violation and is finalizing covenants with them through the end of 2006 that it believes it can meet. "We sincerely appreciate the ongoing support of our lenders," Swenson said.

Nine Month Results

    For the nine months ended October 1, 2005, Memorials Division revenue increased to $44,138,000 from $41,614,000 for the first nine months of 2004. Quarrying Division revenue declined to $16,203,000 from $22,037,000 last year. Total revenue declined to $60,341,000 from $63,651,000 for the first nine months of 2004. The net loss for this year's first nine months was $16,817,000, or $2.27 per share. This compares to a net loss of $3,143,000, or $0.43 per share, for the same period last year. Results for this year's first nine months included a charge to tax expense of $9,194,000 to fully reserve for the Company's entire net U.S. deferred tax asset. Results for 2004 included pre-tax settlement costs for the Eurimex litigation of $6,500,000.

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Rock of Ages Reports Third Quarter Results
November 1, 2005
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Sale of Interest in FFS Holdings

    As previously reported, in July 2004, Rock of Ages invested $3.5 million in FFS Holdings, Inc. ("FFS"), the parent company of Forethought Financial Services, Inc., a provider of pre-need insurance currently marketed through funeral homes and cemeteries. The investment included 25,000 shares of Class A voting stock and 10,000 shares of Class B non voting common shares (the "Shares"), and represented approximately 6% of the voting common equity and 8% of the total common equity of FFS.

    On October 19, 2005, the Company agreed to sell and sold the Shares to the existing stockholders of FFS for an aggregate price of $3.85 million. Rock of Ages will record a gain of $350,000 on the sale of the Shares in the fourth quarter of 2005. The existing stockholders of FFS include the estate of Douglas M. Schair, who was a director of the Company until his death in January 2005. Mr. Schair's estate holds 12% of the Company's Class A common stock. In connection with the sale and the modification of the debt service covenants, the Company's lenders have agreed to transfer $6.1 million of the revolving loan balance to term debt, since that amount was expended for acquisitions and new store openings which qualify for the treatment as term loans under the credit facility. A total of $3.5 million of the FFS proceeds will be credited to term debt, resulting in a net $2.5 million increase in term debt and at the same time increasing the amount available to the Company on its existing $20 million revolving line of credit portion of the credit facility.

Dividend Declared

    The Company also announced that its Board of Directors declared a quarterly cash dividend of $.025 per common share, payable on December 15, 2005 to shareholders of record on November 28, 2005.

Conference Call

    Rock of Ages has scheduled a conference call at 11:00 a.m. EST. A live Webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available at these same Internet addresses, or at (800) 633-8284, reservation #21266406.

About Rock of Ages

    Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product; product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended July 2, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)(Unaudited)

	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
	2005	2004	2005	2004

Net revenue:
Quarrying	$6,768	$8,050	$16,203	$22,037
Manufacturing	6,949	6,328	17,503	15,883
Retailing	8,472	9,077	26,635	25,731

Total net revenue	22,189	23,455	60,341	63,651

Gross profit:
Quarrying	2,322	4,282	3,105	8,912
Manufacturing	2,312	1,759	5,137	4,435
Retailing	4,456	5,110	14,116	14,584

Total gross profit	9,090	11,151	22,358	27,931

Selling, general and administrative expenses
Quarrying	957	868	2,703	2,570
Manufacturing	1,305	934	3,788	2,743
Retailing	6,590	5,292	19,448	15,461

Total SG&A expenses	8,852	7,094	25,939	20,774

Divisional operating income (loss)
Quarrying	1,365	3,414	402	6,342
Manufacturing	1,007	825	1,349	1,692
Retailing	(2,134)	(182)	(5,332)	(877)

Divisional operating income (loss)	238	4,057	(3,581)	7,157

Unallocated corporate overhead	1,358	1,356	4,153	3,959
Legal settlement and costs	—	—	—	6,500

Income (loss) from continuing operations before interest and taxes	(1,120)	2,701	(7,734)	(3,302)
Interest expense	528	194	1,273	454

Income (loss) from continuing operations before taxes	(1,648)	2,507	(9,007)	(3,756)
Income tax expense (benefit)	70	1,166	7,810	(675)

Income (loss) from continuing operations	(1,718)	1,341	(16,817)	(3,081)

Discontinued operations, net of income taxes	—	(10)	—	(62)

Net Income (loss)	$(1,718)	$1,331	$(16,817)	$(3,143)

Per share information:
Net income (loss) per share ‑basic
Income (loss) from continuing operations	$(0.23)	$0.18	$(2.27)	$(0.42)
Discontinued operations	0.00	0.00	0.00	(0.01)

Net income (loss) per share ‑ basic	$(0.23)	$0.18	$(2.27)	$(0.43)

Net income (loss) per share ‑diluted
Income (loss) from continuing operations	$(0.23)	$0.18	$(2.27)	$(0.42)
Discontinued operations	0.00	0.00	0.00	(0.01)

Net income (loss) per share ‑ diluted	$(0.23)	$0.18	$(2.27)	$(0.43)

Weighted average number of common shares outstanding
Basic	7,399	7,386	7,398	7,293
Diluted	7,399	7,471	7,398	7,293

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
(US $ IN THOUSANDS)(Unaudited)

	October 1,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$4,103	$4,298
Trade receivables, net	14,864	15,017
Inventories	26,739	23,858
Deferred tax assets	—	708
Investments	3,500	—
Other current assets	3,895	4,793

Total Current Assets	53,101	48,674

Property, plant and equipment, net	51,112	46,130
C.S.V. Life Insurance	743	743
Goodwill	387	163
Other Intangibles	624	388
Deferred Tax Assets ‑ Long Term	—	6,740
Intangible Pension Asset	739	739
Long‑term Investments	617	4,112
Other	630	888

Total Assets	$107,953	$108,577

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Borrowings under line of credit	$17,409	$7,287
Current installments of long‑term debt	3,808	36
Current installments of deferred compensation	366	372
Accounts payable	2,161	2,433
Accrued expenses	5,429	4,234
Customer deposits	9,712	8,173

Total Current Liabilities	38,885	22,535

Long‑term debt, excluding current installments	15,775	16,289
Deferred compensation	6,915	6,620
Accrued pension cost	2,180	1,993
Deferred tax liability	31	30
Other	984	924

Total Liabilities	64,770	48,391

Commitments

Stockholders' Equity:
Preferred stock ‑ $.01 par value; 2,500,000
shares authorized, no shares issued or outstanding	—	—
Common stock ‑ Class A, $.01 par value; 30,000,000 shares
authorized, 4,660,800 and 4,694,800 shares issued and
outstanding as of October 1, 2005 and October 2, 2004, respectively	47	47
Common stock ‑ Class B, $.01 par value; 15,000,000 shares
authorized, 2,738,596 and 2,700,596 shares issued and
outstanding as of October 1, 2005 and October 2, 2004, respectively	27	27
Additional paid‑in capital	65,736	66,267
Accumulated Deficit	(22,105)	(5,288)
Accumulated other comprehensive loss	(522)	(867)

Total stockholders' equity	43,183	60,186

Total liabilities and stockholders' equity	$107,953	$108,577